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                                     EXHIBIT 10.6

                                 TRADEMARK AGREEMENT

     TRADEMARK AGREEMENT ("Agreement") dated as of July 6, 1998 by and between Silicon Graphics, Inc., a Delaware corporation ("SGI"), and MIPS Technologies Inc., a Delaware corporation (together with its successors and permitted assigns, "MIPS").

                                       RECITALS

     WHEREAS, the Board of Directors of SGI has determined that it is in the best interests of SGI and its shareholders to separate the Company Business from SGI's other operations;

     WHEREAS, as part of the foregoing, SGI and MIPS have entered into a Separation Agreement, dated on even date herewith (the "Separation Agreement"), which provides, among other things, for the Separation of the Company Business from SGI's other operations, the Initial Public Offering, and the execution and delivery of certain ancillary agreements to facilitate and provide for the foregoing; and

     WHEREAS, the parties desire to enter into this ancillary agreement pursuant to which SGI will assign certain trademark and trademark-related rights to MIPS, and MIPS will license back certain rights to SGI.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

     As used herein, the following terms shall have the following meanings:

     1.1. "Affiliates" means shall mean any corporation or other entity that is directly or indirectly controlling, controlled by or under common control with a party. For the purpose of this definition, "control" shall mean the direct or indirect ownership of more than fifty percent (50%) of the capital stock of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, interests entitled to vote in the election of the corresponding managing authority). For the purposes of this Agreement, the term "Affiliate" shall not include MIPS where the term Affiliates is used in connection with a period of time after the Closing Date.

     1.2 "Closing Date" means the date of the closing of MIPS's initial public offering.


     1.3 "Licensed Product" means a product that is designed by or for the SGI Group that is substantially compatible with the MIPS ISA or is capable of operating in conjunction with a MIPS

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processor.

     1.4 "MIPS ISA" shall mean the instruction set architectures for MIPS Processor Components first developed by, for or with substantial participation by MIPS including without limitation the MIPS I, MIPS II, MIPS III, MIPS IV, MIPS V and successor instruction set architectures.

     1.5  "MIPS Marks" means all Trademarks listed on Exhibit A.

     1.6  "SGI Group" means SGI and its Affiliates.

     1.7 "Trademark Rights" means trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including but not limited to, all marks registered with the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights provided by multinational treaties or conventions.

     1.8 The following terms shall have the meanings set forth for the corresponding defined terms in the Separation Agreement: Initial Public Offering, Company Business, and Separation.

                                      ARTICLE 2
                             ASSIGNMENT OF THE MIPS MARKS


     2.1. Assignment to MIPS. SGI hereby assigns and conveys to MIPS, and MIPS hereby accepts and receives, all of SGI's right, title and interest in and to the MIPS Marks and related goodwill throughout the world. These rights shall include, but shall not be limited to, all rights to use, copy, modify and exploit the MIPS Marks; the right to exclude others from using the MIPS Marks; the right to license, assign, convey, and pledge the MIPS Marks to others; the right to sue others and to collect damages for past, present and future infringements of the MIPS Marks; the right to create derivatives of the MIPS Marks and to retain full ownership of such derivatives; the right to file and prosecute applications to protect the Trademark Rights in the MIPS Marks, together with all priority rights, under any existing or future international convention, union, agreement, act or treaty.

     2.2. Further Acts. SGI agrees to, upon MIPS's reasonable request and at MIPS's expense, to execute and deliver to MIPS or its legal representative all papers, instruments or affidavits required to apply for, obtain, maintain, issue and enforce the Trademark Rights in the MIPS Marks. SGI hereby requests that the United States Patent and Trademark Office and the corresponding offices in all state, local and foreign jurisdictions issue to MIPS all registrations for the Trademark Rights in the MIPS Marks.


                                      ARTICLE 3
                              LICENSE OF THE MIPS MARKS

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     3.1  Grant of License.  MIPS hereby grants to the SGI Group, and the SGI
Group hereby accepts and receives, a paid-up, royalty-free, non-exclusive, worldwide right and license, including with right to sublicense, to use the MIPS Marks on or in connection with the sale, license, lease or rental of Licensed Products.

     3.2 Ownership of the Marks. The SGI Group acknowledges that MIPS owns each of the MIPS Marks and all of the worldwide rights in and to the MIPS Marks. The SGI Group further acknowledges that any and all goodwill arising from the SGI Group's use of the MIPS Marks shall inure solely to the benefit of MIPS, and the SGI Group shall not assert any claim to such goodwill. The SGI Group agrees that nothing in this Agreement shall give the SGI Group any right, title or interest in the MIPS Marks other than the right to use the MIPS Marks in accordance with this Agreement and the SGI Group agrees that it will not attack the title of MIPS to the MIPS Marks or attack the validity of this Agreement. The SGI Group agrees that it shall not file nor cause the filing of any applications to register any mark identical or similar to the MIPS Marks throughout the world, and upon MIPS's request, the SGI Group shall immediately transfer all of its right, title and interest in such applications or registrations to MIPS.

     3.3 Quality Control. The SGI Group shall use the MIPS Marks consistent with the form shown in Exhibit A, or as otherwise reasonably requested by MIPS. The SGI Group shall use the MIPS Marks in a manner that is consistent with, and does not detract from, the goodwill associated with the MIPS Marks. The SGI Group agrees to cooperate with MIPS in maintaining MIPS's control of the nature and quality of the goods with which the MIPS Marks are used.

                                      ARTICLE 4
                                 TERM AND TERMINATION

     4.1 Term. Unless earlier terminated pursuant to Section 4.2, this Agreement shall terminate when the SGI Group ceases to use the Trademark Rights license hereunder.

     4.2 Termination. MIPS shall have the right to terminate this Agreement effective immediately upon SGI's receipt of written notice from MIPS in the event of any affirmative act of insolvency by SGI, or upon the appointment of any receiver or trustee to take possession of the properties of SGI or upon the winding-up, sale, consolidation, merger or any sequestration by governmental authority of SGI, or upon any material breach of any of the duties and obligations of SGI under this Agreement.

     4.3 Effects of and Procedure on Termination. Upon expiration or termination of this Agreement, the SGI Group agrees to discontinue all use of the MIPS Marks provided that the SGI Group and its sublicenses may sell, rent, lease or license any Licensed Product stock on hand. The parties acknowledge and agree that all rights in the MIPS Marks and the goodwill connected therewith shall remain the property of MIPS upon expiration or termination of this Agreement.

                                      ARTICLE 5
                                    MISCELLANEOUS

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     5.1  Incorporation of the Separation Agreement.  In addition to the definitions in Section 1.8, the following terms of the Separation Agreement are incorporated by reference as if fully set forth herein:

     Section 2.4    No Representations or Warranties; Consents
     Article IV     Indemnification
     Article VII    Dispute Resolution
     Section 8.2    Expenses
     Section 8.3    Notices
     Section 8.4    Amendment and Waiver
     Section 8.5    Counterparts
     Section 8.6    Governing Law; Jurisdiction; Forum
     Section 8.7    Entire Agreement
     Section 8.8    Parties in Interest
     Section 8.9    Tax Sharing Agreement
     Section 8.10   Further Assurances and Consents
     Section 8.11   Exhibits and Schedules
     Section 8.12   Legal Enforceability
     Section 8.13   Titles and Headings

     5.2 Relationship of the Parties. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between MIPS and SGI.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year first written above.

                                SILICON GRAPHICS, INC.

                                By: /s/ William M. Kelly
                                   -----------------------------
                                Name:   William M. Kelly
                                Title:  Senior Vice President-
                                        Corporate Operations

                                MIPS TECHNOLOGIES INC.

                                By: /s/ John E. Bourgoin
                                   -----------------------------
                                Name:   John E. Bourgoin
                                Title:  Chief Executive Officer
                                        and President